Exhibit 3.1

SAREPTA THERAPEUTICS, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Sarepta Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: The name of this corporation is Sarepta Therapeutics, Inc. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 5, 2013.

SECOND: The Amended and Restated Certificate of Incorporation in the form of Exhibit A attached hereto has been duly adopted in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware.

The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed this 6th day of June, 2013.

SAREPTA THERAPEUTICS, INC.

/s/ Christopher Garabedian
Christopher Garabedian,
President and Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SAREPTA THERAPEUTICS, INC.

(a Delaware corporation)

ARTICLE I

The name of the corporation is Sarepta Therapeutics, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

ARTICLE IV

A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is Fifty-Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (53,333,333) shares, consisting of Fifty Million (50,000,000) shares of which shall be Common Stock and Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (3,333,333) shares of which shall be Preferred Stock. The Common Stock shall have a par value of $0.0001 per share and the Preferred Stock shall have a par value of $0.0001 per share.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized, by filing a certificate (a “Certificate of Designation”) pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. (1) The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

(2) When there are six or more positions on the Board of Directors, those positions shall be divided into two equal or nearly equal classes, denoted Class I and Class II. In even years, stockholders will elect directors to fill all Class I positions and in odd years stockholders will elect directors to fill all Class II positions.

Notwithstanding the foregoing provisions of this Article V(A), each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(3) The Board of Directors or any individual director may be removed from office at any time with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the Corporation entitled to vote at an election of directors (the “Voting Stock”). The Board of Directors or any individual director may not be removed from office without cause.

(4) Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B. (1) Subject to Article X of the Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal Bylaws of the Corporation. Notwithstanding the foregoing, the Bylaws of the Corporation may be rescinded, altered, amended or repealed in any respect by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then-outstanding shares of the Voting Stock.

(2) The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

(3) Subject to the rights of the holders of any series of Preferred Stock or any other class of stock or series thereof having a preference over the Common Stock as to dividends or upon liquidation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the taking of any action by written consent of the stockholders in lieu of a meeting of the stockholders is specifically denied.

(4) Special meetings of the stockholders of the Corporation may be called at any time by the president or the Board of Directors. A special meeting of the stockholders may be called by the president (or in the event of absence, incapacity or refusal of the president, by the secretary or any other officer) at the request of the holders of not less than one-tenth of all the outstanding shares of the Corporation entitled to vote at the meeting. The requesting stockholders shall sign, date and deliver to the secretary a written demand describing the purpose or purposes for holding the special meeting. No business may be transacted at such special meeting other than the business specified in such notice to stockholders.

(5) Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VI

A. To the maximum extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

B. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

C. Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of the Corporation’s certificate of incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

The Corporation elects to be governed by Section 203 of the Delaware General Corporation Law (or any successor provision thereto).

ARTICLE VIII

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or this Certificate of Incorporation or the Bylaws of the Corporation, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

ARTICLE IX

Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Certificate of Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII and VIII.

ARTICLE X

This Certificate of Incorporation shall be effective as of June 6, 2013.

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